UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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 FIRSTHAND TECHNOLOGY VALUE FUND, INC.

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Firsthand Technology Value Fund, Inc.
150 Almaden Blvd., Ste. 1250
San Jose, CA 95113

June 21, 2017

Alex Pulisic
Jim Miller
Institutional Shareholder Services
702 King Farm Blvd., Ste. 400
Rockville, MD 20850

RE:	ISS Proxy Voting Recommendation for Firsthand Technology Value Fund, Inc.

Dear Messrs. Pulisic and Miller,

As you are aware, Jeffrey Jakubiak, a shareholder of Firsthand Technology Value Fund, Inc. (the “Company”) has submitted a proposal under Rule 14a-8 for the 2017 Annual Meeting of Shareholders of the Company that was originally scheduled for May 23, 2017. The proposal (“Proposal 3”) requests that the Company's Board of Directors (the "Board") take action to replace the Company’s current investment advisor, Firsthand Capital Management, Inc. ("FCM"). On May 10, 2017, Institutional Shareholder Services (“ISS”) recommended a vote in favor of Proposal 3.

We are writing to provide additional information that we believe is essential to your analysis of the Company and Proposal 3. Specifically, we wish to highlight that:

(1)	The Company is one of only a handful of equity-oriented BDCs in existence and its performance ought to be compared with other equity BDCs, as opposed to debt-oriented BDCs, and
(2)
By coincidence of timing, the 5-year period used for the ISS analysis began in March 2012 when the Company’s stock was trading at an unprecedented premium to net asset value, due to the Facebook IPO. The choice of this date significantly skewed the performance of the Company relative to the peer group chosen by ISS.

We respectfully request that you revisit your analysis of Proposal 3 in consideration of the additional information provided in this letter.

Peer Group Analysis

Peer group selection and analysis pose challenges because the Company has few peers in the public investment universe. As you are aware, the Company is a closed-end fund that is organized as a business development company (“BDC”); however, unlike the vast majority of BDCs, its primary investments are in equity (as opposed to debt) securities of private companies. The peer funds identified by the Company in its 2017 proxy statement were selected based on (1) their common structure to that of the company (i.e., as BDCs), and (2) their common investment focus (i.e., private equity/venture capital).

We believe that by disregarding investment focus, ISS’s report places undue weight on the S&P BDC Index as a comparable index for the Company. We respectfully submit that comparing the performance of the Company to the universe of all BDCs, or to a subset such as the S&P BDC Index, is an “apples and oranges” comparison. As of March 31, 2017, The Company held 92.2% of its investments in equity securities, whereas the 40 constituents of the S&P BDC Index held an average of 13.5% of their investments in equity securities, and the median equity holdings of the index constituents was 8.9%. Of the index constituents, only GSV Capital Corporation (which was included in the peer group we selected) held more than 70% of its investments in equity securities as of that date. Conversely, the two comparable companies selected by ISS, Gladstone Capital Corporation and Capital Southwest Corporation, held just 4.9% and 19.5% of their investments, respectively, in equity securities as of March 31, 2017. The chart below illustrates the equity exposure of each of the 40 constituents of the S&P BDC Index, as of March 31, 2017.

Equity Holdings of Constituents of the S&P BDC Index
As a Percentage of Total Investments
(as of March 31, 2017*)

Equity Holdings %

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
SVVC = 92.2%
Median = 8.9%
GSVC
MVC
SLRC
NEWT
GAIN
MAIN
SUNS
CSWC
CPTA
NMFC
BKCC
FDUS
TCAP
TCRD
FSIC
ARCC
PSEC
PNNT
AINV
FSC
ABDC
HTGC
SCM
MRCC
GLAD
TCPC
TPVG
HRZN
GBDC
MCC
TICC
GSBD
GARS
MFIN
KCAP
TSLX
FSFR
PFLT
CMFN
ACSF

S&P BDC Index Constituents

*	Data for MVC Capital, Inc. is as of 4/30/17
Sources: Bloomberg, Company Filings

As noted above, the Company held 92.2% of its investments in equity securities as of March 31, 2017. The companies we view as peers have similarly high equity exposure: GSV Capital, 97.1%; Crossroads Capital, Inc., 96.1%; and 180 Degree Capital Corporation (f.k.a. Harris & Harris), 87.0%. The chart below summarizes the equity exposure of the entities being considered in this analysis.

Equity Holdings of Peer Group Candidates

Equity Holdings %

100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
97.1%
96.1%
92.2%
87.0%
63.3%
53.0%
19.5%
13.5%
4.9%
GSV Capital
Crossroads Capital
Firsthand Technology Value Fund
180 Degree Capital (f.k.a. Harris & Harris)*
Rand Capital
MVC Capital**
Capital Southwest
S&P BDC Index Avgerage
Gladstone Capital

*	As of 3/27/17 reorganized into a closed-end fund (not a BDC)
**	As of 4/30/17 (fiscal quarter end for this fund)
Source: Company Filings

By their nature, debt-oriented BDCs (“credit BDCs”) have relatively low risk of loss, little capital appreciation, and higher income, when compared to equity-oriented BDCs (“equity BDCs”). Equity BDCs, on the other hand, have high risk of loss, little or no income, and the potential for tremendous capital appreciation. As one might expect, the stocks of credit BDCs and equity BDCs have traded very differently over time. Generally speaking, credit BDCs have achieved positive total stockholder returns over the past several years, while equity BDCs have posted negative returns and suffer large discounts to net asset value (“NAV”). In fact, for the three-year period ended May 31, 2017, not a single equity BDC (i.e., with equities > 50% of fund investments) had positive total shareholder returns.

There exist only three other funds that are substantially similar to ours, namely: Crossroads Capital, GSV Capital, and 180 Degree Capital (f.k.a. Harris & Harris). While Crossroads Capital is in the process of liquidating its portfolio following an activist takeover, and 180 Degree Capital has recently reorganized, their historical track records provide a valid basis for comparison given the funds' structure and investment focus.

We are aware that the small peer group poses a challenge, and we understand ISS's desire to broaden the peer group for the purpose of its analysis. However, while we agree that a small peer group may be problematic, we do not agree that the remedy is to create a larger peer group based simply on organizational structure. Equity as an investment type is inherently more risky than debt, even in the exact same companies, regardless of the corporate structure of the investing entity. Instead, we suggest that there are two other BDCs with relatively high equity exposure (though still lower than those in our chosen peer group) that ISS could consider in order to help broaden the Company’s peer group: MVC Capital, Inc. and Rand Capital Corporation. As shown in the chart above, both companies invest more than half of their respective portfolios in equity securities.

While the Company's performance has been disappointing relative to tech-sector indices for public securities (as Mr. Jakubiak highlights) and to the BDC group primarily invested in debt securities (as the ISS analysis shows), funds with a comparable investment focus have faced the same challenges as the Company in the same time period. Mr. Jakubiak's proposal does not suggest a change in investment focus for the Company, so we believe the Company's past performance should be evaluated against investment vehicles with a comparable investment focus.

Unique Situation Affecting 5-Year Comparison

The 5-year period for performance comparison chosen by ISS begins on March 28, 2012, which falls within an approximate six-week window in which the Company’s stock traded at an unprecedented premium to NAV. From mid-March 2012 to late April 2012, the Company’s stock traded at a significant premium due to the pending and much-hyped initial public offering of Facebook, Inc., the Company’s largest holding at the time (representing more than 25% of net assets). On March 28, 2012, the Company’s stock closed at $36.91 per share (a 54% premium to NAV to its most recently published NAV of $23.92) on its way to a high of $45.88 per share (a 92% premium to NAV) on April 4, 2012. The chart below illustrates the Company’s stock price history.

Firsthand Technology Value Fund, Inc. (SVVC) Stock Price History

Price/share
$50
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
March 28, 2012
Facebook IPO
Distribution: $0.32
Distribution: $3.00
Distribution: $2.86
3/30/11
6/30/11
9/30/11
12/31/11
3/31/12
6/30/12
9/30/12
12/31/12
3/31/13
6/30/13
9/30/13
12/31/13
3/31/14
6/30/14
9/30/14
12/31/14
3/31/15
6/30/15
9/30/15
12/31/15
3/31/16
6/30/16
9/30/16
12/31/16
3/31/17

By a coincidence of timing, that period was exactly five years prior to the filing of the Company’s proxy statement for the 2017 Annual Meeting of Shareholders. While we concede that the ISS analysis of 5-year performance is accurate, we suggest that finding a method to normalize the historical data will lead to a more robust comparison and one that, in the context of analyzing the overall performance of the investment advisor, might be more informative. We believe looking at the 5-year performance as of the end of February or the end of April is one such approach. The table below highlights the total shareholder returns for the 5-year periods ended 2/28/17, 3/28/17, and 4/30/17. For the sake of completeness, the analysis below includes our original peer group and an expanded peer group that includes MVC Capital and Rand Capital, as discussed above.

	Total Shareholder Returns for the 5-Year Period Ended
Fund/Peer Group	2/28/17	3/28/17	4/28/17
SVVC	-56.03%	-71.39%	-57.00%
Peer Group 1* Median	-59.65%	-68.01%	-63.75%
Expanded Peer Group 2** Median	-54.40%	-56.58%	-53.01%

*	Peer Group 1: Crossroads Capital, 180 Degree Capital, GSV Capital
**	Expanded Peer Group: Peer Group 1 plus MVC Capital and Rand Capital

Reviewing comparable investment vehicles for the time periods under consideration, all have faced the same market challenge as the Company, i.e., negative investor sentiment currently toward venture capital BDCs. Mr. Jakubiak's proposal to appoint a new investment advisor would not alter the market environment in which the Company operates, but would adversely affect the Company's ability to operate effectively toward its investment objective.

Based on the foregoing, we request that you review and reconsider your May 10, 2017 recommendation relating to Proposal 3.

Thank you for your time and consideration.

Sincerely,

Greg Burglin Independent Director Firsthand Technology Value Fund, Inc.	Mark FitzGerald Independent Director Firsthand Technology Value Fund, Inc.

Kimun Lee Independent Director Firsthand Technology Value Fund, Inc.	Nicholas Petredis Independent Director Firsthand Technology Value Fund, Inc.

Rodney Yee Independent Director Firsthand Technology Value Fund, Inc.	Kevin Landis Chairman Firsthand Technology Value Fund, Inc.